FOR IMMEDIATE RELEASE
                                               For further information, contact:
                                              Robert C. Cantwell or Al Soricelli
                                                                  (973) 401-6500


          B&G Foods Sells Burns & Ricker, Inc. to Nonni's Food Company


         PARSIPPANY, N.J. (Jan. 17, 2001) -- B&G Foods, Inc. announced today that it has completed the sale of its wholly owned subsidiary, Burns & Ricker, Inc., to Nonni's Food Company, Inc. Under the stock purchase agreement entered into today by B&G and Nonni's, B&G sold all of the issued and outstanding capital stock of Burns & Ricker for an undisclosed cash amount. B&G will apply the net cash proceeds from the sale of Burns & Ricker toward the partial prepayment of indebtedness under B&G's senior credit facility. Burns & Ricker produces lines of bagel chips, pita crisps, biscotti, and crispini, a crisp flatbread made without yeast.

         B&G Foods, Inc. is a diversified food products company with 2000 sales of approximately $350 million. The company was acquired in December 1996 by the New York investment firm Bruckmann, Rosser and Sherrill & Co., L.P. B&G Foods is headquartered in Parsippany, N.J., and manufactures and sells B&G(R) brand pickles, peppers, and specialty items, Trappey(R) peppers, Vermont Maid(R) syrup, Regina(R) wine vinegars, Brer Rabbit(R) molasses, Red Devil(R) hot sauces, Maple Grove Farms(R) syrups, salad dressings, and specialty items, B&M(R) baked beans, Underwood(R) canned meats, Accent(R) seasonings, Las Palmas(R) Mexican foods, Joan of Arc(R) beans, Polaner(R) fruit spreads and spices, plus the licensed products for Emeril Lagasse's new Emeril's Essence(R) seasonings, dressings, marinades, and pepper sauces.

         Nonni's Food Company, Inc., headquartered in Tulsa, Okla., manufactures and sells Nonni's Biscotti(R), Cape Cod Cranberry Cookies(R), and other cookie brands.